UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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ATP Oil & Gas Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

Of Shareholders and

Proxy Statement

June 9, 2008

At the offices of

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 203

Houston, Texas 77027

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 200

Houston, Texas 77027

Notice of Annual Meeting of Shareholders

To Be Held June 9, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of ATP Oil & Gas Corporation, a Texas corporation (“ATP”), which will be held on June 9, 2008 at 10:30 a.m., Central Time, at the offices of ATP, 4600 Post Oak Place, Suite 203, Houston, Texas 77027. The Annual Meeting will be held for the following purposes:

1.	To elect three directors to serve until the 2011 Annual Meeting of Shareholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of ATP for the fiscal year ending December 31, 2008.

3.	To transact any other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

The close of business on April 10, 2008 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. If you were a shareholder at the close of business on April 10, 2008, you are entitled to vote at the meeting.

Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy as promptly as possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

The attached proxy statement and proxy card, and our annual report on Form 10-K for the year ended December 31, 2007, are available on the company’s website, www.atpog.com. From the homepage, link through the “Investor Info” page to the “Proxy Materials” page. Directions to attend the meeting and vote in person are also available on our website, www.atpog.com. From the homepage, link to the “Contact ATP” page, where you will find a link to a map to our Houston office.

By Order of the Board of Directors,

ISABEL M. PLUME

Corporate Secretary

April 28, 2008

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(713) 622-3311

Proxy Statement

For

Annual Meeting of Shareholders

To Be Held June 9, 2008

Solicitation and Revocability of Proxies

The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of ATP Oil & Gas Corporation, a Texas corporation (“ATP”), for use at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 9, 2008 at 10:30 a.m., Central Time, at the offices of ATP, 4600 Post Oak Place, Suite 203, Houston, Texas 77027, or at any adjournment(s) or postponement(s) thereof. The solicitation of proxies by the Board will be conducted primarily by mail. We have retained American Stock Transfer & Trust Company (“AST”) to assist ATP in the solicitation of proxies in connection with the Annual Meeting, as part of AST’s services as ATP’s transfer agent. ATP pays $2,100 per month for AST’s services, plus out-of-pocket expenses for the proxy mailing, which we expect will be approximately $34,000. In addition, officers, directors and employees of ATP may solicit proxies personally or by telephone, email or other forms of wire or facsimile communication. ATP will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock (the “Common Stock”) of ATP. The costs of the solicitation will be borne by ATP. This proxy statement and the enclosed proxy card were first mailed to shareholders of ATP on or about April 29, 2008.

If your shares are registered directly in your name with American Stock Transfer & Trust Company, our transfer agent, you are considered a shareholder of record. As a shareholder of record at the close of business on April 10, 2008 (the record date), you can vote in person at the Annual Meeting or you can provide a proxy to be voted at the meeting by signing and returning the enclosed proxy card. If you submit a proxy card, we will vote your shares as you direct. If you submit a proxy card without giving specific voting instructions, those shares will be voted as recommended by the Board. If your shares are held in a stock brokerage account or other nominee, you are considered the beneficial owner of those shares, and your shares are held in “street name.” If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote such shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the NASDAQ Stock Market, Inc. (“NASDAQ”).

The enclosed proxy card, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Corporate Secretary of ATP, or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

At the close of business on April 10, 2008, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 35,803,057 shares of Common Stock (including restricted shares), each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of ATP entitled to notice of and to vote at the Annual Meeting.

ATP’s annual report to shareholders for the year ended December 31, 2007, including financial statements, is being mailed with this proxy statement to all shareholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of this proxy soliciting material.

Item 1 on Proxy Card: Election of Directors

ATP’s bylaws provide for a classified Board, divided into Classes I, II and III. The terms of office are staggered three-year terms, which are currently scheduled to expire on the dates of ATP’s Annual Meetings of Shareholders in 2008 (Class II), in 2009 (Class III), and in 2010 (Class I). At the 2008 Annual Meeting of Shareholders, three nominees are to be elected to Class II for a three-year term expiring at ATP’s Annual Meeting of Shareholders in 2011. The Board’s nominees for the three Class II Directors to be elected at the 2008 Annual Meeting are the incumbent directors Mr. Chris A. Brisack, Director of ATP since 2002, Mr. Walter Wendlandt, Director of ATP since 2001, and Mr. George R. Edwards, Director of ATP since 2006.

A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director at the Annual Meeting. Accordingly, abstentions and broker non-votes would have no effect on the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. Shareholders may not cumulate their votes in the election of directors.

Unless otherwise instructed or unless authority to vote is withheld, your signed and returned proxy card will be voted FOR the election of the nominees listed below. Although the Board does not contemplate that any of the nominees will be unwilling or unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board.

The Board recommends voting “For” the election of each of the director nominees.

The following table sets forth information regarding the names, ages and principal occupations of the nominees and other directors, directorships in other companies held by them and the length of continuous service as a director of ATP.

Nominees for Election at the Annual Meeting

Class II Director Nominees	Principal Occupation and Directorships	Director Since	Age
Chris A. Brisack	Director of ATP since 2002 and between the years 1991 and 1995; Director of ATP Energy, Inc. since 1995; Federal Immigration Judge since May, 2005; Formerly Of Counsel to the law firm of Rodriguez, Colvin, Chaney & Saenz, LLP and a partner with the law firm of Norquest & Brisack, LLP.	2002	49

George R. Edwards	Formerly Of Counsel to the law firm Kissner & Sandvig P.C. from 1970 to 2004; Board Certified in Oil, Gas & Mineral Law.	2006	82

Walter Wendlandt	Former Director, Railroad Commission of Texas (18 years); Sole practitioner, Attorney at Law.	2001	78

Continuing Directors

Class I Directors	Principal Occupation and Directorships	Director Since	Age
T. Paul Bulmahn	President and Chairman of ATP.	1991	64

Robert J. Karow	Former President of IPE International and Manager, Oleoducto de Crudos Pesados Ecuador; Lt. Col. USMCR (Ret.).	2006	62

Gerard J. Swonke	Law Offices of Gerard J. Swonke.	1996	63

Class III Directors	Principal Occupation and Directorships	Director Since	Age
Burt A. Adams	Vice-Chairman of Allis-Chalmers Energy, Inc.; Chairman, Offshore Energy Center, Ocean Star Museum, Galveston, Texas; Executive Committee, National Ocean Industries Association (NOIA).	2006	46

Arthur H. Dilly	Executive Secretary Emeritus, Board of Regents of the University of Texas System; Chairman and Chief Executive Officer, Austin Geriatrics Center.	2001	78

Robert C. Thomas	Former Chairman and CEO of Tenneco Gas; Former Chairman of the Board, The Sarkeys Energy Center of the University of Oklahoma; Former Director, PetroCorp Incorporated and Marine Drilling Companies, Inc.; Former Advisory Director, Pride International, Inc.	2001	79

Each of the nominees and directors named above has been engaged in the principal occupation set forth opposite his name for the past five years, except as set forth in the following biographies:

Chris A. Brisack (BS cum laude, JD) served as a Director of ATP from 1991 until 1995, was re-elected to the Board of Directors in 2002 and has continued to serve as a Director since that time. Additionally, he has served as a Director of ATP Energy, Inc. since its creation in May, 1995. Mr. Brisack is an Immigration Judge serving in Houston, Texas since May of 2005. Prior to this, he was Of Counsel to the law firm of Rodriguez, Colvin, Chaney & Saenz, LLP, and was a partner in the law firm of Norquest & Brisack, LLP from 1995 through 2004. In 2000 he was appointed by then Governor George W. Bush and served on the Texas State Library & Archives Commission until March 2006. For seven years, he was Chairman of Special Olympics (Rio Grande Valley) and for two years he chaired Leadership Edinburg. He was elected three times as Chairman of the Hidalgo County Republican Party. After finishing law school, he served as law clerk to United States District Court Judge Ricardo Hinojosa in the Southern District of Texas. Former Governor Bush twice named Mr. Brisack to the Honorary Inaugural Committee.

George R. Edwards (JD) has served as a Director since 2006. From 1970 to 2004, Mr. Edwards was Of Counsel to the law firm of Kissner & Sandvig P.C. and he is Board Certified in Oil, Gas & Mineral Law. From 1975 to 1980, he served as Director of the Brazosport Bank of Texas; from 1963 to 1965, Mr. Edwards was a Director of the Texas Reserve Life Insurance Company. After completing his law degree at Baylor University he was a sole practitioner until 1968. Employed by Columbia Financial from 1968 to 1970, he was active in venture capital and real estate financing. He is licensed to practice before the U.S. Supreme Court and U.S. Tax Court, is a past director of the College of the State Bar of Texas, served in the U.S. Air Force attaining the rank of Captain, and is a commercial multi-engine instrument-rated pilot.

Walter Wendlandt (BS—Mechanical Engineering, JD) has served as a Director since 2001. He was Director, Railroad Commission of Texas for a total of eighteen years during the period from 1961 to 1985. Mr. Wendlandt has been a sole practitioner of law since 1985. He served as a Trustee of the Augustana Annuity Trust from 1964 to 1992, a Director of the Georgetown Railroad from 1979 to 1982, and Director of Lamar Savings Association in 1989. He additionally has served as President, National Conference of State Transportation Specialists; Chairman, State Bar Committee on Public Utilities Law; and was a member for six years of the Technical Pipeline Safety Standards Committee of the U.S. Department of Transportation.

T. Paul Bulmahn (BA, JD, MBA) has served as ATP’s Chairman and President since he founded ATP in 1991. He presently serves as a Director on the Board of Valparaiso University, his alma mater, with membership on its Public Relations Committee, and served for three years on the Business Advisory Board of Texas State University, also an alma mater, which named him Distinguished Alumnus in 2000. In June 2000, Mr. Bulmahn was selected Entrepreneur of The Year 2000 in Energy & Energy Services by Ernst & Young LLP. In 1991, he

was elected Chairman, Houston Bar Association Oil, Gas and Mineral Law Section, and in 1992 he was elected to serve for a three-year term on the Oil & Gas Council of the State Bar of Texas. From 1988 to 1991, Mr. Bulmahn served as President and Director of Harbert Oil & Gas Corporation. From 1984 to 1988, Mr. Bulmahn served as Vice President, General Counsel of Plumb Oil Company. From 1978 to 1984, Mr. Bulmahn served as counsel for Tenneco’s interstate gas pipelines and as regulatory counsel in Washington, D.C. From 1973 to 1978, Mr. Bulmahn served the Railroad Commission of Texas, the Public Utility Commission and the Interstate Commerce Commission as an administrative law judge. He has chaired various oil and gas industry seminars, including “Marginal Offshore Field Development” in 1996 and the “Upstream Oil and Gas E-Business Conference” in 2000, and has been a faculty lecturer in natural gas regulations. In February 2005, Mr. Bulmahn was the keynote speaker at the Energy Forum in Houston, Texas.

Robert J. Karow (BS, JD) has served as a Director since 2006. He is the former President of IPE International, a South American pipeline engineering firm involved in the recapitalization of the petroleum industry in Bolivia and the design and construction management of the Cuiaba Pipeline (1998 to 2000). From 2001 to 2005 he was a Manager of Oleoducto de Crudos Pesados Ecuador, the company responsible for the construction and operation of a heavy oil pipeline extending from the Amazon Basin across the Andes Mountains to the Pacific coast of Ecuador. Prior to moving to Ecuador, Mr. Karow was Project Development Consultant for ENEL Power in South America, assisting in the development of gas transmission systems, and earlier evaluated port locations and facilities in the United States for LPG delivery. He was Corporate Counsel for Tenneco from 1980 to 1989 and Contract Specialist for ARAMCO Services Corporation from 1978 to 1980. Mr. Karow was a helicopter pilot in Vietnam, served for many years in the Marine Corps Reserves, and retired from the U.S. Marines in 2005 with the rank of Lieutenant Colonel.

Gerard J. Swonke (BA—Economics, JD) has served as a Director since 1996. He is currently with the Law Offices of Gerard J. Swonke. From 2001 to March 2007, he was Of Counsel to the law firm of McConn & Williams, L.L.P. (now the McConn Law Firm). Between 1985 and 2001, he was Of Counsel to the law firm of Greenberg, Peden, Siegmeyer & Oshman, P.C. With all three firms, he engaged in representing domestic and international oil and gas clients in contract drafting and negotiations, in countries such as Indonesia and various countries in and around Africa and the North Sea. From 1975 to 1985, he was Counsel for Aminoil, Inc. with responsibility for onshore and offshore matters. From 1971 to 1974, when he received his law degree, he served as Controller for Automated Systems Corporation with responsibility for corporate accounting and preparation of financial statements and corporate tax returns.

Burt A. Adams (BS—Civil Engineering, MBA) has served as a Director since 2006. Mr. Adams is the Vice Chairman of Allis-Chalmers Energy, Inc., which in December 2006 acquired his previous employer, Oil & Gas Rental Services, Inc., a rental equipment supplier to the oil and gas industry. He was President and Chief Operating Officer of Allis-Chalmers from December 2006 through February 28, 2008. He additionally serves as Chairman of the Offshore Energy Center, Ocean Star Museum, Galveston, Texas. Mr. Adams also serves on the Executive Committee of the National Ocean Industries Association. Upon obtaining his Masters degree in Business Administration at Harvard University in 1988, Mr. Adams began working for Hydril Company in Houston, Texas. In 1996, he left Hydril to assume the presidency of Oil & Gas Rental Services, Inc. He is an active member of the Society of Petroleum Engineers, American Petroleum Institute, and the American Association of Drilling Engineers.

Arthur H. Dilly (BA with honors, MA) has served as a Director since 2001. From 1981 to 1998, Mr. Dilly served as Executive Secretary of the Board of Regents of the University of Texas System. He currently serves as Chairman and Chief Executive Officer of Austin Geriatrics Center, Inc., a nonprofit corporation providing housing and support services for the low-income elderly, a post he has held since 1990. He has served as Vice Chairman of the Board of Directors of the Shivers Cancer Foundation, a nonprofit organization providing patient support services and education, since 1998. From 1978 to 1981, he was Executive Director for Development, The University of Texas System.

Robert C. Thomas (BS—Geological Engineering) has served as a Director since 2001. Mr. Thomas was a member of the Board of The Sarkeys Energy Center of the University of Oklahoma until November, 2005 and from 1994 until January 1, 2004, he served as its Chairman. From 1994 through May 2002, Mr. Thomas served as a Senior Associate with Cambridge Energy Research Associates, an international energy consulting firm. Additionally, between 1998 and 2001, he served as Vice Chairman of the Gas Research Institute Advisory Council (now Gas Technology Institute). In 1994, Mr. Thomas stepped down as Chairman and Chief Executive Officer of Tenneco Gas when he reached mandatory retirement age after thirty-eight years with Tenneco beginning in 1956. He was elected President of Tenneco Gas in 1983 and Chairman and Chief Executive Officer in 1990. He was with Tenneco’s domestic exploration and production operations until 1970, when he was elected Vice President of Tenneco Oil Company’s Canadian subsidiary with responsibility for all engineering, drilling, processing plant and production operations. Mr. Thomas was a member of the Board of Directors of PetroCorp Incorporated from 1997 to January 2004, a member of the Board of Directors of Marine Drilling Companies, Inc. from 1998 to 2001, and an Advisory Director of Pride International, Inc. from 2001 to 2003. Additionally, he has served on the Board of Governors of The Houston Forum and on the Board of Directors of Houston Hospice. He currently serves on the Advisory Board of Emergent Technologies, Inc., the Board of Directors of the YMCA of the Greater Houston Area and the Houston Hospice & Palliative Care System, and has served for over 10 years on each of the following Boards of Directors: The Interstate Natural Gas Association of America, the American Gas Association, Gas Research Institute, and the Institute of Gas Technology. From 1989 to 1994, he was a member of the National Petroleum Council and served as a Vice President of the International Association of LNG Importers headquartered in Paris.

Item 2 on Proxy Card: Ratification of Appointment of Independent Auditors

The Audit Committee of the Board has appointed the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as independent auditors of ATP for the fiscal year ending December 31, 2008, and the Board recommends ratification by the shareholders of such appointment. Deloitte & Touche LLP (“Deloitte”) was ATP’s independent auditor for the fiscal year ending December 31, 2007. Deloitte has served as ATP’s independent auditor since 2004. Information regarding this change of auditors is set forth below.

Ratification of the appointment of independent auditors requires the affirmative vote of a majority of the votes entitled to be cast by holders of shares of Common Stock who are represented in person or by proxy at the Annual Meeting. Accordingly, an abstention or a broker non-vote would have the same legal effect as a vote against this proposal.

Unless otherwise instructed or unless authority to vote is withheld, your signed and returned proxy card will be voted FOR the appointment of PricewaterhouseCoopers as independent auditors.

If the appointment is not ratified, the Audit Committee will consider the appointment of other independent auditors. The Audit Committee may terminate the appointment of PricewaterhouseCoopers as ATP’s independent auditors without the approval of the shareholders of ATP whenever the Audit Committee deems such termination necessary or appropriate. A representative of PricewaterhouseCoopers and a representative of Deloitte are expected to attend the Annual Meeting and each will have the opportunity to make a statement, if such representatives desire to do so, and will be available to respond to appropriate questions.

The Board recommends a vote “For” the ratification of the appointment of PricewaterhouseCoopers as our independent auditors.

The Audit Committee is responsible for pre-approving all fees for audit services and permitted non-audit services, including tax services, to be performed by the independent auditors for ATP. All fees were pre-approved by the Audit Committee in 2007 and 2006. Additionally, the Audit Committee considered the non-audit services provided by Deloitte during the referenced years and determined that the services provided were compatible with maintaining Deloitte’s independence. Deloitte’s fees for the fiscal years ended December 31, 2007 and December 31, 2006, were as follows:

Category of Fees	2007	2006
Audit Fees	$1,740,000	$1,679,864
Audit-Related Fees	231,640	0
Tax Fees	62,500	102,130
All Other Fees	20,495	20,188
TOTALS	$2,054,635	$1,802,182

Audit Fees.    Audit fees for the fiscal years ended December 31, 2007 and December 31, 2006 were $1,740,000 and $1,679,864, respectively. Such fees related to the annual audit and quarterly reviews of the financial statements, as well as the related attestation of internal controls, as required by the Sarbanes-Oxley Act of 2002, Section 404.

Audit-Related Fees.    In 2007, audit-related fees were for work performed in connection with our issuance of securities. Audit-related fees for the fiscal year ended December 31, 2007 were $231,640. There were no audit-related fees for 2006.

Tax Fees.    Tax fees for the fiscal years ended December 31, 2007 and December 31, 2006 were $62,500 and $102,130, respectively. Tax fees include professional services provided for tax compliance (including filing state and federal tax returns), tax advice and tax planning, and do not include fees for services rendered in connection with the audit.

All Other Fees.    All other fees for the fiscal years ended December 31, 2007 and December 31, 2006 totaled $20,495 and $20,188, respectively, and related to access to a proprietary database containing oil and gas operational information for the North Sea.

Information Regarding Change of Independent Auditors

The Audit Committee annually considers and appoints ATP’s independent auditors. In 2008, ATP solicited competitive bids from independent accountants to audit the company’s financial statements. As a result of this competitive bid process, on April 7, 2008, the Audit Committee dismissed Deloitte as ATP’s independent auditors upon completion of services for the fiscal year ending December 31, 2007. Deloitte has served as ATP’s independent auditor since 2004. Concurrently, on April 7, 2008, the Audit Committee appointed PricewaterhouseCoopers to serve as ATP’s independent auditors for the fiscal year ending December 31, 2008. The appointment of PricewaterhouseCoopers is being submitted for ratification by ATP’s shareholders at the Annual Meeting.

Deloitte’s audit reports on ATP’s consolidated financial statements as of and for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for their report on the audit of the company’s internal control over financial reporting, which because of the effects of a material weakness in the company’s internal control over financial reporting, stated the company did not maintain an effective internal control over financial reporting as of December 31, 2007.

During ATP’s two most recent fiscal years and through April 7, 2008, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused it to make reference to the subject matter in connection with its report on ATP’s consolidated financial statements for such years, and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission. ATP did not consult PricewaterhouseCoopers with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on ATP’s consolidated financial statements.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information as of April 7, 2008, unless otherwise noted, regarding beneficial ownership of our Common Stock by:

•	each known beneficial owner of more than 5% of ATP’s Common Stock;

•	each of ATP’s directors and nominees for director;

•	the persons named in the 2007 Summary Compensation Table; and

•	all of ATP’s current executive officers, directors and director nominees as a group.

Unless otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. As of April 7, 2008, 35,802,944 shares of Common Stock were issued and outstanding (including restricted shares). The address of each person in the table is the address of ATP, unless otherwise indicated. The number of shares beneficially owned by a person includes shares that are subject to stock options that are exercisable within 60 days of April 7, 2008. These shares are also deemed outstanding for the purpose of computing their percentage ownership, but are not outstanding for the purpose of computing the percentage of ownership of any other person. The number of shares beneficially owned by a person also includes restricted shares (vested and unvested) held by such person.

Beneficial Owner	Shares Beneficially Owned	Percentage of Beneficial Ownership
T. Paul Bulmahn (1) (7)	6,649,758	18.57%
Gerald W. Schlief (1) (2) (3)	833,055	2.30%
Albert L. Reese, Jr. (1) (2) (4)	328,370	*
Leland E. Tate (1) (2)	60,960	*
Keith R. Godwin (1) (2)	43,681	*
Burt A. Adams (5)	34,937	*
Walter Wendlandt (5)	33,093	*
Robert C. Thomas (5)	26,237	*
Arthur H. Dilly (5)	16,237	*
Chris A. Brisack (5)	11,220	*
Robert J. Karow (5)	9,367	*
Gerard J. Swonke (5)	6,637	*
George R. Edwards (5)	5,637	*
All executive officers, Directors and Director nominees as a group, 14 persons (6)	8,077,950	22.38%
Centennial Energy Partners, L.L.C. (8)	4,393,562	12.27%
Peter K. Seldin (8)	**	**
Centennial Energy Partners, L.P. (8)	**	**
Thornburg Investment Management, Inc. (9)	2,405,450	6.72%

*	Indicates less than 1 percent of the outstanding Common Stock
**	See footnote (8)
(1)	Includes beneficial ownership of the following numbers of shares of unvested restricted Common Stock: T. Paul Bulmahn: 130,888 shares; Gerald W. Schlief: 5,656 shares; Albert L. Reese, Jr.: 21,799 shares; Leland E. Tate: 28,740 shares; and Keith R. Godwin: 20,546 shares.

(2)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of April 7, 2008 pursuant to stock options awarded under our stock plans: Gerald W. Schlief: 10,000 shares; Albert L. Reese, Jr.: 10,000 shares; Leland E. Tate: 20,000 shares; and Keith R. Godwin: 12,500 shares.
(3)	Mr. Schlief retired from the Company effective December 31, 2007. He is included in this table because he is a Named Executive Officer in the Summary Compensation Table. Of the shares shown for Mr. Schlief, 118,500 are the subject of litigation commenced by him seeking return of these shares, which were pledged in a loan that has been fully paid. Therefore, until the proceedings are resolved, he cannot exercise sole voting and investment power with respect to these shares.
(4)	Includes 32,500 shares of Common Stock held of record by The ACR Foundation, with respect to which Albert L. Reese, Jr. serves as President and owner.
(5)	Includes beneficial ownership of 3,574 shares of unvested restricted Common Stock.
(6)	Includes 52,500 shares that may be acquired through the exercise of stock options within 60 days of April 7, 2008.
(7)	Of these shares, 1,250,000 are the subject of litigation commenced by the beneficial owner seeking return of these shares, which were pledged in a loan that has been fully paid. Therefore, until the proceedings are resolved, the beneficial owner cannot exercise sole voting and investment power with respect to these shares.
(8)

This information is based on the Schedule 13G filed with the SEC by Centennial Energy Partners, L.L.C. (“Energy”), Peter K. Seldin, and Centennial Energy Partners, L.P. (“Centennial”) on February 12, 2008 reflecting their shared beneficial ownership. Each of Energy’s and Mr. Seldin’s beneficial ownership of Common Stock consists of shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, 4,393,562 shares, which shares are directly owned by Centennial, Hoyt Farm Partners, L.P., Quadrennial Partners, L.P. and Centennial Energy Partners V, L.P. Centennial’s beneficial ownership consists of shared power to vote or direct the vote of, and shared power to dispose or direct the disposition of, 2,781,027 shares of Common Stock. Energy is the general partner of each of the forgoing limited partnerships and Mr. Seldin is the managing member of Energy. The address of Energy, Mr. Seldin, and Centennial is 575 Lexington Avenue, 33rd Floor, New York, New York 10022.

(9)	This information is based on the Schedule 13G filed by the SEC by Thornburg Investment Management, Inc. (“Thornburg”) on February 29, 2008 reflecting its beneficial ownership. The address of Thornburg is 119 E. Marcy Street, Santa Fe, New Mexico 87501.

Information about our Board of Directors and Committees

ATP’s Board held 5 meetings during 2007. Each director attended 100% of the aggregate total meetings of the Board and the committees on which such director served during his tenure of service in 2007. ATP encourages its directors to attend each annual shareholders meeting. All of the directors attended the 2007 Annual Meeting of Shareholders.

Director Independence

Based on the definition of “independence” set forth in Rule 4200 of the NASDAQ Marketplace Rules, the Board of Directors has determined that all of the director nominees and all of the Class I and Class III directors, other than Mr. Bulmahn, are “independent directors.” Mr. Bulmahn is an executive officer of the Company and, therefore, the Board of Directors has concluded that he is not currently an independent director.

Effective December 18, 2006, Mr. Adams became Vice Chairman of the Board, President and Chief Operating Officer of Allis-Chalmers Energy, Inc. (“Allis-Chalmers”), and was formerly President of Oil & Gas Rental Services, Inc. (“Oil & Gas Rental”). Allis-Chalmers is a Houston based multi-faceted oilfield services company that acquired substantially all of the assets of Oil & Gas Rental effective December 18, 2006. In determining that Mr. Adams is an independent director, the Board considered transactions entered into in the ordinary course of business between ATP and Allis-Chalmers, or its subsidiaries, pursuant to which equipment and/or services were provided to ATP. Based on its review, the Board concluded that the transactions are not reportable related party transactions and that Mr. Adams remains an independent director. Effective February 28, 2008, Mr. Adams resigned his position as President and Chief Operating Officer, but will remain on the Board of Allis-Chalmers.

Audit Committee

The Audit Committee currently consists of Messrs. Edwards, Swonke (Chairman), Thomas and Wendlandt. The Audit Committee is governed by a restated charter that was adopted by the Board on March 28, 2004. The primary duties of the Audit Committee are to:

1.	Oversee the quality, integrity and reliability of the financial reporting process, including review of financial reports and other financial information provided by ATP to the public;

2.	Be directly responsible for the selection, appointment, compensation, retention and oversight of ATP’s independent auditors;

3.	Oversee the performance of ATP’s independent auditors and any internal audit function that may be utilized in the future;

4.	Monitor ATP’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and

5.	Perform such other functions as the Board may assign to the Committee from time to time, or as may be required by applicable laws, rules or regulations.

During 2007, the Audit Committee held 4 meetings, including quarterly meetings in connection with the preparation and filing of each of ATP’s annual Form 10-K and quarterly Form 10-Q reports for the applicable periods.

The Board has affirmatively determined that each of the members of the Audit Committee is independent as defined under the listing standards of NASDAQ. Each of the current members of the Audit Committee is able to read and understand fundamental financial statements. Pursuant to applicable rules of NASDAQ, at least one member has past employment experience in accounting or other comparable experience, creating “financial sophistication”. Further, the Board has determined that Mr. Swonke, who is an independent director, qualifies as the Audit Committee “financial expert” as defined in the rules of the Securities and Exchange Commission.

The charter of the Audit Committee provides that the Committee is responsible for pre-approving all audit services and all permitted audit-related services, tax services and other non-audit services to be performed by ATP’s independent auditors. Authority has been delegated to the Chair of the Committee to pre-approve all audit or non-audit services to be provided by the independent auditors. The Chair advises the full Committee of such pre-approvals at its scheduled meetings. Each of these services must receive specific pre-approval unless general pre-approval by the Committee has been provided for such category of services in accordance with policies and procedures that comply with applicable laws and regulations.

The Audit Committee has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding accounting and auditing matters.

The information contained in this proxy statement with respect to the Audit Committee charter and the independence of the members of the Audit Committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that ATP specifically incorporates it by reference in such filing.

The report of the Audit Committee is set forth on page 12 of this proxy statement.

Compensation Committee

The Compensation Committee consists of Messrs. Adams, Brisack (Chairman) and Dilly. This committee’s responsibilities include:

•	developing and approving an overall compensation philosophy consistent with ATP’s corporate objectives and shareholder interests;

•	administering, and granting of awards under, ATP’s 2000 Stock Plan;

•	administering, and granting of awards under, ATP’s incentive plans;

•

acting as a salary and promotions committee with respect to officers of the Company and reviewing the compensation of ATP’s President and recommending such compensation of the President to the Board for approval; and

•	supervising ATP’s 401(k) plan.

The Compensation Committee may delegate any of the foregoing responsibilities, other than compensation of the President, and has delegated to ATP’s President the responsibility for determination of salaries, bonuses, and other forms of incentive compensation for officers other than the President, including the granting of awards under the 2000 Stock Plan. The Committee engaged Longnecker & Associates as the consultant for executive and/or director compensation matters.

During 2007, the Compensation Committee held 2 meetings. The Compensation Committee does not have a charter, but operates under the direction of a resolution of the Board of Directors. The report of the Compensation Committee is set forth on page 18 of this proxy statement.

ATP “Home Sweet Home” Employee Challenge Committee

The ATP “Home Sweet Home” Employee Challenge Committee (the “Employee Challenge Committee”), which was established by the Board effective March 20, 2008, consists of Mr. Bulmahn, as chairperson, Mr. Karow and Mr. Edwards. The primary duty of this committee is the administration of the ATP “Home Sweet Home” Employee Challenge, which is described on page 17 of this proxy statement.

Director Nominations Process

The independent directors of the Board, which include 8 of our 9 directors, identify qualified candidates to serve as nominees for director. When identifying director nominees, the independent directors may consider, among other factors, the person’s reputation, integrity, and independence from ATP; skills and business, government or other professional acumen, bearing in mind the composition of the Board and the current state of ATP and the industry generally; the number of other public companies for which the person serves as director; and the availability of the person’s time and commitment to ATP. In the case of current directors being considered for re-nomination, the independent directors will also take into account the director’s tenure as a member of the Board, the director’s history of attendance at meetings of the Board and committees thereof and the director’s preparation for and participation in such meetings.

Shareholders seeking to nominate director candidates for inclusion in ATP’s proxy materials may do so by writing the Corporate Secretary of ATP and giving the recommended candidate’s name, biographical data and qualifications, if such recommendations are submitted by shareholders in compliance with ATP’s bylaws and within the time period set forth below under “Shareholder Proposals and Director Nominations.” Subject to consideration of the above criteria, recommendations for director nominees made by a shareholder or group of shareholders owning at least 25% of the then outstanding shares of Common Stock of ATP will be approved by the independent directors for recommendation to the Board.

Following identification of the need to replace a director, add a director or re-elect a director to the Board, and consideration of the above criteria and any shareholder recommendations, the independent directors shall recommend to the Board one or more nominees, as appropriate, for consideration by the Board. Following such consideration, the Board will submit its recommended nominees to the shareholders for election. The Board utilizes this process, rather than a formal nominations committee, because it believes the functions of a nominations committee are more than adequately addressed by this process.

Compensation of Directors

Each of our non-employee directors receives an annual retainer of $30,000, based on the calendar year. Any person who becomes a director during a calendar year will be awarded a pro-rata share of the retainer based upon the beginning date of service. On April 4, 2006, a one-time award of 6,300 shares of restricted stock to vest on January 15, 2007 was granted to each non-employee director on January 1, 2006. Following the 2006 and 2007 Annual Meetings of Shareholders, each non-employee director was awarded approximately $100,000 in shares of restricted stock (with the number of shares based on the closing price of the stock on the annual shareholders meeting date), which vests as to 50% upon the first anniversary of the award, and as to 25% upon each of the second and third anniversaries of the award. Beginning with the 2008 Annual Meeting of Shareholders and each annual shareholders’ meeting thereafter, each non-employee director will be awarded approximately $100,000 in shares of restricted stock (with the number of shares to be based on the closing price of the stock on the annual shareholders’ meeting date). These shares will vest as to 50% upon the earlier of the first anniversary of the date of grant or the date on which the next successive annual shareholders’ meeting after the award is held, as to 25% upon the earlier of the second anniversary of the date of grant or the date on which the second successive annual shareholders’ meeting after the award is held, and as to 25% upon the earlier of the third anniversary of the date of grant or the date on which the third successive annual shareholders’ meeting after the award is held. If a director’s service terminates other than due to death or disability prior to a vesting date, then any unvested shares will automatically expire and be forfeited. All these restricted stock awards will immediately vest upon a Corporate Change (as defined in the Plan), death or disability.

In addition, non-employee directors are awarded meeting fees. Each non-employee director receives $2,500 per board meeting attended and is reimbursed for expenses incurred. The Chair of the Audit Committee receives $1,250, and other committee members receive $1,000 per Audit Committee meeting attended. The Chair of the Compensation Committee receives $1,000, and other committee members receive $750 per Compensation Committee meeting attended. Directors who are our employees do not receive compensation for their services as directors or members of committees of the Board.

The following table sets forth information regarding the compensation of our non-employee directors for the year ended December 31, 2007.

Director Compensation

Fiscal Year 2007

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	Total ($)
Burt A. Adams	44,000	83,286	127,286
Chris A. Brisack	44,500	98,032	142,532
Arthur H. Dilly	44,000	98,032	142,032
George R. Edwards	44,000	83,286	127,286
Robert J. Karow	42,500	83,286	125,786
Gerard J. Swonke	47,500	98,032	145,532
Robert C. Thomas	46,500	98,032	144,532
Walter Wendlandt	46,500	98,032	144,532

(1)	Variances among directors’ fees paid reflect the varying committee assignments of directors.
(2)	Represents the dollar value recognized in 2007 as compensation expense for financial statement reporting purposes of restricted shares awarded in 2007 and 2006 (no awards of restricted stock were made to directors prior to 2006). See Note 8 to our Notes to Consolidated Financial Statements for a description of the assumptions made in the valuation of the restricted shares.
(3)	Each director was awarded 2,210 shares of restricted stock on June 8, 2007, which vest as follows: 1,105 shares on June 8, 2008, 553 shares on June 8, 2009 and 552 shares on June 8, 2010. The grant date fair value of each director’s award based on the closing price on the NASDAQ Global Select Market for our common stock on June 8, 2007 ($45.24 per share) was $99,980.40. Subsequent to December 31, 2007, one or more of the directors may sell restricted shares that have vested. See “Security Ownership of Certain Beneficial Owners and Management” above, which sets forth ownership as of April 7, 2008.
(4)	As of December 31, 2007 each director owned 3,574 shares of restricted stock that have not vested.

Related Party Transactions and Review Procedures

ATP’s Board has adopted a written procedure for the review of related party transactions. The Audit Committee is responsible for reviewing transactions, series of transactions or proposed transactions involving ATP and a related person, which includes our executive officers and directors, or any member of his or her immediate family. Examples of the types of transactions the Audit Committee reviews includes payments made by ATP directly to a related person (other than in their capacity as a director or employee) or to an entity in which the related person serves as an officer, director, employee or owner, and any other transaction where a potential conflict of interest exists. Any transactions identified are evaluated based on the requirements set forth in Item 404 of Regulation S-K of the rules of the Securities & Exchange Commission. The Committee’s determination regarding transactions requiring disclosure is submitted to the Board for review and final determination. ATP’s Board has conducted the review procedure with respect to fiscal year 2007 and has determined that there are no reportable related party transactions. See discussion under “Director Independence” on page 8.

Shareholder Communications

Shareholders can contact any director or committee of the Board by writing to them c/o Corporate Secretary, ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 200, Houston, Texas 77027.

Delivery of Documents to Shareholders Sharing an Address

In some cases, only one copy of this proxy statement is being delivered to multiple shareholders sharing an address unless ATP has received contrary instructions from one or more of the shareholders. ATP will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future a shareholder may submit a written request to the Corporate Secretary, ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 200, Houston, Texas 77027, or a verbal request by calling the Corporate Secretary at 713-622-3311.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to ATP’s audited financial statements for the fiscal year ended December 31, 2007.

The Audit Committee reviewed and discussed the audited financial statements of ATP for the fiscal year ended December 31, 2007 with ATP’s management, and management represented to the Audit Committee that ATP’s financial statements were prepared in accordance with accounting principles generally accepted in the U.S. The Audit Committee discussed with Deloitte matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented (Communication with Audit Committees).

The Audit Committee received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, as modified or supplemented (Independence Discussion with Audit Committees), and the Audit Committee reviewed and discussed with Deloitte their independence from ATP.

Based on the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee as referenced above, the Audit Committee recommended to the Board that ATP’s audited financial statements be included in ATP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The Audit Committee,

Gerard J. Swonke, Chairman

George R. Edwards

Robert C. Thomas

Walter Wendlandt

Code of Business Conduct and Ethics

ATP has adopted a Code of Business Conduct and Ethics that applies to all of ATP’s officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. ATP’s Code of Business Conduct and Ethics covers all areas of professional conduct including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to ATP’s business. If the Board adopts an amendment to ATP’s Code of Business Conduct and Ethics (other than technical, administrative, or other non-substantive amendments) that applies to any of ATP’s executive officers (including the principal executive officer, principal financial officer, principal accounting officer, and controller) or directors, ATP will post such information on its website.

A copy of ATP’s Code of Business Conduct and Ethics is posted on its website at www.atpog.com. Or, to obtain a copy of ATP’s Code of Business Conduct and Ethics, without charge, any person may submit a written request to ATP, c/o Corporate Secretary, ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 200, Houston, Texas 77027.

Compensation Discussion and Analysis

Overview

The primary objective of ATP’s executive compensation programs is to attract, retain and motivate the best available talent in the energy market. The continued success of ATP and its ability to maximize shareholder value have been and are dependent on our ability to accomplish this objective. We believe that the tremendous growth and shareholder return achieved at ATP confirm:

•	the outstanding talent of our employees;

•	the visionary leadership of our President/Chairman;

•	the successful guiding governance and diligence of our board of directors; and

•	the effectiveness and efficiency of our compensation and benefit programs.

Our executive compensation program includes:

•	base salary;

•	annual incentives;

•	long-term incentives;

•	employee benefits; and

•	perquisites.

The following Compensation Discussion and Analysis outlines the processes, elements and decisions regarding 2007 compensation for the executive officers named in the Summary Compensation Table (the “Named Executive Officers”).

Compensation Committee Composition & Duties

The Compensation Committee of the Board consists of Messrs. Adams, Brisack (Chairman) and Dilly, three independent directors as defined by Rule 4200 of the NASDAQ Marketplace Rules. This committee’s responsibilities include:

•	developing and approving an overall compensation philosophy consistent with ATP’s corporate objectives and shareholder interests;

•	administering, and granting of awards under, ATP’s 2000 Stock Plan;

•	administering, and granting of awards under, ATP’s incentive plans;

•	acting as a salary and promotions committee with respect to officers of ATP;

•	reviewing the compensation package of the President and recommending his compensation package to the Board for approval; and

•	supervising ATP’s 401(k) plan.

The Committee has delegated to the President of ATP responsibility for determining salaries, bonuses, and other forms of incentive compensation for officers other than the President, including the granting of awards under the 2000 Stock Plan (see page 19 of this proxy statement for a full description of the 2000 Stock Plan).

Compensation Goals

The primary objective of the Compensation Committee is to develop an executive compensation program that will attract, retain and motivate executive officers capable of leading ATP in a complex, competitive, and changing industry. A capable, highly motivated senior management team is an integral part of ATP’s continued success. To achieve this objective, our compensation program has the following primary goals:

•	to align the interests of our executive officers with those of our shareholders through the use of equity-based compensation; and

•	to pay for performance, whereby a significant portion of an executive officer’s total compensation is at risk in the form of equity-based compensation.

Role of the Consultant

The Compensation Committee has the authority to engage the services of independent compensation consultants for assistance and to provide periodic reviews of the effectiveness and competitiveness of ATP’s executive compensation structure. During 2007, the Compensation Committee engaged the services of an independent executive compensation consulting firm, Longnecker & Associates (“Longnecker”), to assist the Compensation Committee in its review of the compensation structure for all executive officers. Longnecker worked with the Compensation Committee to provide a market competitive executive compensation analysis. Longnecker only provides executive compensation consulting services under the direction of the Compensation Committee and does not provide any additional services to ATP.

Executive Compensation Decision Factors

The Compensation Committee considers multiple factors when recommending to the Board the compensation package for the President, including, but not limited to:

•	level of responsibility;

•	individual performance;

•	Company performance;

•	market competitive data; and

•	prior experience.

Similarly, the President considers multiple factors, including those listed above, when determining compensation levels for the other Named Executive Officers, as well as other employees.

Market Competitive Data.  Following a discussion with Longnecker, the Compensation Committee, along with senior management, established a list of eleven peer companies for 2007 (the “Peer Group”). The Compensation Committee chose to modify ATP’s 2006 peer company group to better reflect the size and performance of ATP.

Our Peer Group companies, all of which are in the oil and gas exploration and production industry, were identified based on relevant financial factors such as revenue, market capital, net income, and total assets. We have not included companies that are similar to us in size if they are in unrelated industries, because we typically do not hire executives from such companies, nor would we be likely to lose executives to such companies. The Compensation Committee utilized compensation data for the following Peer Group companies, as reflected in those companies’ proxy statements:

ATP 2007 Peer Group

Company Name
1	Plains Exploration & Production Company
2	St. Mary Land & Exploration Company
3	Encore Acquisition Company
4	Comstock Resources, Inc.
5	Bill Barrett Corporation
6	Atlas America, Inc.
7	Bois d’Arc Energy Inc.
8	Energy Partners, Ltd.
9	Swift Energy Company
10	Whiting Petroleum Corporation
11	EXCO Resources, Inc.

Published Survey Data.  The Compensation Committee and the President also relied on published compensation survey sources specific to the energy industry for additional benchmarking.

2007 Executive Compensation Market Analysis Results.  Executive compensation data from (i) Peer Group proxy statements and (ii) published executive compensation surveys were weighted at 50 percent each to calculate the 50th percentile and 75th percentile market reference points (“Market Reference Points”) that our Compensation Committee views as particularly useful for benchmarking our executive compensation. The following table summarizes the comparison of the Market Reference Points to our Named Executive Officers’ compensation, which Longnecker prepared and presented to the Compensation Committee.

Compensation Element	ATP Named Executive Officers vs. Market Reference Points (1)
	50th Percentile	75th Percentile
Base Salary (2)	1.19	0.98
Total Cash (3)	1.18	0.90
Long-term Incentive Compensation (4)	2.60	1.38
Total Direct Compensation (5)	1.82	1.16

(1)	Represents the ratio of ATP’s Named Executive Officers’ compensation to the Market Reference Points for Base Salary, Total Cash Compensation, Long-term Incentive Compensation, and Total Direct Compensation

(2)	“Base Salary” reflects ATP Named Executive Officers’ 2006 Base Salary (updated by factor of 10% to reflect projected annual increase for 2007) and Market Reference Point Base Salaries for 2006 (updated by an annual factor of 4.2% to reflect estimated increases to November 1, 2007)
(3)	“Total Cash” is the sum of Base Salary and Annual Bonus paid in 2006
(4)	“Long-term Incentive Compensation” is the FAS 123R expensed value in 2006 of restricted stock and stock option awards
(5)	“Total Direct Compensation” is the sum of Total Cash and Long-term Incentive Compensation

Executive Compensation Components

The Compensation Committee analyzes the various compensation components of the President’s compensation, detailed below, using the following process:

1.	Review the position of the chief executive officer within ATP in terms of scope and responsibility, job complexity, knowledge, experience required, and other relevant factors.

2.	Utilize the Market Reference Points as guidelines for the various compensation components and the overall compensation package, as set forth in the table above.

The Compensation Committee’s recommendations regarding each component of the President’s compensation package are submitted to the Board for approval. In analyzing the various compensation components for each of the other Named Executive Officers, the President considers:

1.	the scope and responsibility of each of the other Named Executive Officer’s position, as well as job complexity, knowledge, experience and other relevant factors;

2.	published compensation survey data as 50th percentile and 75th percentile range guidelines for the various compensation components and the overall compensation package.

Base Salary.  Base salaries paid to our Named Executive Officers are the foundation of ATP’s compensation program. Base salaries paid to the Named Executive Officers in 2007 are shown in the Summary Compensation Table. The Committee believes executive base salaries should be competitive with industry and ATP’s Peer Group. Thus, adjustments to base salaries are made on an as-needed basis depending on each executive’s performance over the preceding year, competition in the energy industry, analysis of ATP’s Peer Group compensation data and published survey compensation data. Adjustments to base salaries of our Named Executive Officers made in 2007 are reflected within the amounts shown in the Summary Compensation Table for 2007.

Annual Bonus.  ATP’s Board established the ATP All-Employee Bonus Policy and the ATP Discretionary Bonus Policy (see detailed description of these policies on page 20 of this proxy statement) to provide additional cash incentive compensation for the Named Executive Officers (other than the President) and other employees, based upon ATP’s overall performance and the individual’s performance. Bonuses for employees, as well as the Named Executive Officers (other than the President) under this policy are determined periodically by the President based on company performance, individual performance, the individual’s years of service with ATP, and relative base salary, with individual performance receiving the most significant weighting. Under the ATP Discretionary Employee Bonus Policy, the President may award individual Named Executive Officers (excluding the President) and other employees with discretionary bonuses to reward exemplary individual performance. Bonuses paid to the Named Executive Officers in 2007 under these bonus policies are set forth in the Summary Compensation Table.

Pursuant to his Employment Agreement, the President of ATP is eligible for a target annual bonus of not less than 65% of his annual base salary based on the attainment of performance targets established by the Committee and approved by the Board. In determining the President’s annual bonus, the Committee considered company performance over the preceding year, including ATP’s oil and natural gas reserve replacement ratio, oil and natural gas production levels, and development project success rates. ATP’s oil and gas production in 2007 increased 26% to 10.7 MMBoe (64.0 Bcfe), compared to 8.5 MMBoe (50.9 Bcfe) for 2006. Our oil and natural gas reserve replacement ratio for 2007 was 223%, exceeding our 200% goal. ATP continues to record a development project success rate of 98%. The Committee conducted an overall analysis of the factors described above and viewed the totality of the information presented to it, including discussions with and information provided by Longnecker. The bonus paid to ATP’s President for 2007, which reflects these outstanding results, is included in the Summary Compensation Table.

Long-term Incentive Compensation.  Long-term incentives in the form of restricted common stock and stock options serve to align the interests of executive officers with those of ATP’s shareholders by tying a portion of each executive officer’s long-term compensation to the continued growth of the company and the appreciation of ATP’s Common Stock. The ATP 2000 Stock Plan (described in detail on page 19 of this proxy statement) provides for the award of incentive stock options, non-qualified stock options, and restricted stock awards or any combination of such awards to provide additional incentive and reward opportunities.

The Compensation Committee recommends to the Board the form and amount of the President’s long-term incentive awards and the President determines the form and amount of long-term incentive awards for the other Named Executive Officers. These decisions and recommendations are based upon market competitive data, company performance, and individual performance. The Grants of Plan-Based Awards Table on page 19 of this proxy statement provides further detail on long-term incentive compensation awards made to our Named Executive Officers in 2007.

“Home Sweet Home” Employee Challenge.  In furtherance of the primary objective of ATP’s compensation programs—to attract, retain and motivate the best available talent in the energy market—in March 2008, the Board approved and ATP announced a challenge to all of its U.S., U.K., and Netherlands employees to achieve ambitious goals by July 1, 2009:

•	Reduce by $600 million ATP’s outstanding debt by monetizing value already created in property, platform and infrastructure assets;

•

Commence production at ATP’s Telemark Hub by completing construction of the floating triple hull deepwater vessel, installing drilling/processing facilities, drilling the well and laying pipelines at Mississippi Canyon Block 941 in the deepwater Gulf of Mexico; and

•	Secure the Field Development Plan for Cheviot in the North Sea, initiate the hull construction and commence construction of the topsides of the floating drilling/processing facilities.

If these goals are attained, pursuant to the terms of the “Home Sweet Home” Employee Challenge plan, the Employee Challenge Committee will grant an award for the payment of mortgage, rent, home improvement or other home expenses to each employee (including all Named Executive Officers, other than Mr. Bulmahn). This ambitious plan serves to incentivize each employee to perform at the highest level in alignment with the company’s strategic business plan.

Tax Legislation

Limitation on Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to a public company for certain compensation paid to its chief executive officer or four other most highly compensated executive officers if the compensation of any such officers exceeds $1.0 million in a particular year. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The committee does review the deductibility of the various forms of executive compensation utilized. We make payments that are not fully deductible because we believe that such payments are necessary to achieve our compensation objectives and to align with shareholder interests. In connection with its policies relating to executive compensation, the Compensation Committee considered the implications of Section 162(m) along with the various other factors described in this report in making its executive compensation determinations in 2007.

Section 409A & “Gross Up” Payments.  During 2007, the Compensation Committee continued to monitor the regulatory developments under Section 409A of the Code, which was enacted as part of the American Jobs Creation Act of 2004. Under their respective employment agreements, if benefits to which the Named Executive Officers become entitled are considered “excess parachute payments” under Section 280G of the Code, then they will be entitled to an additional payment from ATP in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment). The estimated amount of this payment, assuming a change of control occurred on December 31, 2007 is set forth in the narrative following the Summary Compensation Table.

Report of the Compensation Committee

The Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this document.

The Compensation Committee,

Chris A. Brisack, Chairman

Burt A. Adams

Arthur H. Dilly

Executive Compensation

The following table sets forth information regarding the compensation of our President, our Chief Financial Officer and each of our three other most highly compensated executive officers (the “Named Executive Officers”) for the years ended December 31, 2007 and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
T. Paul Bulmahn	2007	503,333	1,625,000	2,673,691	—	—	9,000	4,811,024
Chairman and President	2006	490,000	980,000	3,407,475	—	—	8,800	4,886,275

Gerald W. Schlief	2007	377,742	349,982	170,414	26,044	—	9,000	933,182
Former Senior Vice President	2006	339,191	36,983	592,932	41,234	32,204	8,800	1,051,344

Leland E. Tate	2007	405,904	416,500	188,744	52,088	—	9,000	1,072,236
Chief Operating Officer	2006	346,404	35,415	601,812	82,469	32,204	8,800	1,107,104

Albert L. Reese, Jr.	2007	256,840	416,249	126,828	26,044	—	9,000	834,961
Chief Financial Officer	2006	227,819	23,732	398,234	41,234	32,204	8,800	732,023

Keith R. Godwin	2007	250,626	391,795	118,488	32,555	—	9,000	802,464
Chief Accounting Officer	2006	213,945	22,496	371,713	51,543	32,204	8,557	700,458

(1)	Represents the dollar value recognized in the indicated year as compensation expense for financial statement reporting purposes of restricted shares and options awarded in that year or earlier. See Note 8 to our Notes to Consolidated Financial Statements for a description of the assumptions made in the valuation of the restricted shares and options.

(2)	Amounts shown for 2006 represent the value of a 2006 Volvo S60 awarded in 2006 to all officers and employees except the President due to achievement of the following company targets during the period beginning on January 1, 2005 and ending March 31, 2006:

•	Recorded an overall company production rate of 160 MMcfe/day prior to March 31, 2006.

•	Brought to production the U.S. deepwater project at Mississippi Canyon Block 711.

•	Completed five additional Gulf of Mexico projects: West Cameron 432, Matagorda Island 709 A4, High Island 74, Brazos Area 578, and South Marsh Island 166.

•	Brought to production its first project in the Netherlands, Block L-06.

•	Secured approval of the Field Development Plan (“FDP”) and brought to production the U.K. project at Tors in less than nine months from the issuance of the FDP approval.

•	Acquired interests in 34 Gulf of Mexico properties.

•	Replaced 2005 production with proved reserves by 1,367%.

(3)	Consists of matching contributions to our 401(k) savings plan.

Grants of Plan-Based Awards Table

Fiscal Year 2007

The following table sets forth information concerning individual grants of awards made under any plan to any of our Named Executive Officers for the year ended December 31, 2007.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)	Grant date fair value of stock awards (1) ($)
T. Paul Bulmahn	2/19/07	58,207	2,394,054
Gerald W. Schlief	—	—	—
Leland E. Tate	12/21/07	23,000	1,119,410
Albert L. Reese, Jr.	12/21/07	18,000	876,060
Keith R. Godwin	12/21/07	17,000	827,390

(1)	The closing price on the NASDAQ Global Select Market for our common stock on December 21, 2007 was $48.67. NASDAQ was closed on February 19, 2007, the date of Mr. Bulmahn’s award. We have, therefore, utilized the NASDAQ closing price for our common stock on February 16, 2007, the last trading day prior to February 19, 2007.

2000 Stock Plan

ATP’s Board and shareholders adopted the 2000 Stock Plan to provide directors, employees and consultants of ATP and its subsidiaries additional incentive and reward opportunities designed to enhance the profitable growth of our company. The plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, options that do not constitute incentive stock options, and restricted stock awards. The plan is administered by the Compensation Committee of the Board. The awards shown in the Grants of Plan-Based Awards Table were made pursuant to this plan.

The number of shares of Common Stock that may be issued under the plan will not exceed 4,000,000 shares, subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. Shares of Common Stock attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards. The maximum number of shares of Common Stock that may be subject to awards granted under the plan to any one individual during the term of the plan will not exceed 50% of the aggregate number of shares that may be issued under the plan. The price at which a share of Common Stock may be purchased upon exercise of an option granted under the plan will be determined by the Compensation Committee but (a) in the case of an incentive stock option, such purchase price will not be less than the fair market value of a share of Common Stock on the date such option is granted, and (b) in the case of an option that does not constitute an incentive stock option, such purchase price will not be less than 50% of the fair market value of a share of Common Stock on the date such option is granted.

Shares of Common Stock that are the subject of a restricted stock award under the plan will be subject to restrictions on disposition by the holder of such award and an obligation of such holder to forfeit and surrender the shares under certain circumstances. The restrictions will be determined by the Compensation Committee in its sole discretion, and the Compensation Committee may provide that the restrictions will lapse upon (a) the attainment of one or more performance targets established by the Compensation Committee, (b) the award holder’s continued employment with ATP or continued service as a consultant or director for a specified period of time, (c) the occurrence of any event or the satisfaction of any other condition specified by the Compensation Committee in its sole discretion, or (d) a combination of any of the foregoing.

No awards under the plan may be granted after ten years from the date the plan is adopted by the Board. The plan will remain in effect until all awards granted under the plan have been satisfied or expired. The Board in its discretion may terminate the plan at any time with respect to any shares of Common Stock for which awards have not been granted. The plan may be amended, other than to increase the maximum aggregate number of shares that may be issued under the plan or to change the class of individuals eligible to receive awards under the plan, by the Board without the consent of ATP’s shareholders. No change in any award previously granted under the plan may be made which would impair the rights of the holder of such award without the approval of the holder.

401(k) Savings Plan

Effective March 1, 1997, ATP adopted a 401(k) savings plan, which covers all of ATP’s U.S. employees. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and Section 401(a) of the Internal Revenue Code. The assets of the plan are held and the related investments are executed by the plan’s trustee. Participants in the plan have investment alternatives in which to direct their funds and may direct their funds in one or more of these investment alternatives. ATP pays all administrative fees on behalf of the plan. ATP’s discretionary match for contributions made by employees is 100% on the first 3% of compensation contributed, plus 50% on the next 2% of compensation contributed by a participant. Participants are immediately vested in all ATP matching contributions made after January 1, 2005. ATP also has a defined contribution plan for our U.K. employees and contributes 4% of each participant’s compensation to the plan. Such contributions are subject to the Welfare Reform and Pensions Act 1999 (U.K.) and to U.K. rules on taxation.

All-Employee Bonus Policy

The All-Employee Bonus Policy is a bonus program designed to benefit all employees based upon ATP’s overall performance. The amount available for each employee under this program is based upon a formula that considers employee performance, length of service to ATP and relative base compensation. Each employee is eligible to participate in the program allocations effective the first day of the month following the employee’s date of employment with ATP. There are certain restrictions related to payment of an employee’s allocation from the program within their first year of employment.

Discretionary Employee Bonus Policy

The purpose of the Discretionary Employee Bonus Policy is to compensate employees who demonstrate exemplary performance. It is discretionary in amount, in addition to employee compensation and participation in any other benefits offered to employees, and is open to all employees regardless of tenure, title, or responsibility.

Employment Agreements

On December 29, 2005, ATP entered into employment contracts (the “Employment Agreements”) with each of the Named Executive Officers, among others. Except as provided below with respect to ATP’s President, the following terms of the Employment Agreements are the same for each of the Named Executive Officers. Each Named Executive Officer’s remuneration is agreed to be his current base salary at the time of entering into the Employment Agreement, with an opportunity to participate in ATP’s bonus and stock-based compensation plans. The Employment Agreements expire on November 30, 2008, unless sooner terminated by either the Named Executive Officer or ATP, and further provide for automatic extensions of additional one-year periods. Termination of employment of each Named Executive Officer may occur at any point with or without Cause (as defined in the Employment Agreements). Upon termination of employment for any reason, the Named Executive Officer will be entitled to receive salary through the Date of Termination (as defined in the Employment Agreements), plus accrued but unpaid vacation and any other payments or benefits to be provided to the Named Executive Officer pursuant to any employee benefit plans or arrangements adopted by ATP, to the extent such payments and benefits are earned and vested as of the Date of Termination. Should termination of employment occur due to death or disability, then such Named Executive Officer will receive all of the above compensation, plus a pro rata bonus payment determined in accordance with the Employment Agreement, and immediate vesting in outstanding Restricted Stock awarded in conjunction with the Employment Agreement (the value of which for each Named Executive Officer is set forth below).

Should termination of employment occur without Cause (as defined in the Employment Agreement) or by the Employee for Good Reason (as defined in the Employment Agreement), each affected Named Executive Officer will be entitled to salary through the end of the term of the Employment Agreement, plus a pro rata bonus payment determined in accordance with the Employment Agreement, immediate vesting in outstanding Restricted Stock awarded in conjunction with the Employment Agreement and one year of continued medical, dental, life and disability benefits for the Named Executive Officer, spouse and eligible dependents, at the same cost and under the same terms as active employees. Should termination of employment occur at or during the twelve months subsequent to a change in control, then each affected Named Executive Officer will be entitled to a lump sum payment equal to 1.5 times the Named Executive Officer’s salary, plus a pro rata bonus payment determined in accordance with the Employment Agreement, immediate vesting in outstanding Restricted Stock awarded in conjunction with the Employment Agreement and one year of continued medical, dental, life and disability benefits for the Named Executive Officer, spouse and eligible dependents at the same cost and under the same terms as active employees. Further, the Named Executive Officer would be compensated for adverse tax consequences under section 4999 of the Internal Revenue Code of 1986, if any, for the payments made under the Employment Agreement, including but not limited to excise taxes, penalties, fines and interest.

Generally, pursuant to the Employment Agreements, a change in control is deemed to occur:

•	if any person acquires 25% or more of ATP’s voting securities (other than securities acquired directly from ATP or its affiliates);

•	if a majority of the directors of ATP are replaced other than in specific circumstances;

•

upon the consummation of a merger of ATP other than (a) a merger that would result in the voting securities of ATP outstanding immediately prior to the merger continuing to represent a majority of the voting power of the securities of the surviving entity after such merger, or (b) a merger effected to implement a recapitalization of ATP in which no person acquires more than 25% of the combined voting power of ATP’s then outstanding securities; or

•	upon the liquidation or sale of 50% or more of ATP’s assets.

Each Employment Agreement obligates the Named Executive Officer to maintain the confidentiality of ATP’s confidential and proprietary information. In addition, each Named Executive Officer is obligated, during the term of his Employment Agreement and for one year after separation from employment with ATP, not to:

•	utilize any trade secrets acquired or developed while employed by ATP;

•	engage as an employee, a partner, agent, manager, officer or director in the acquisition and development of marginal oil and gas fields in the Gulf of Mexico or the North Sea; or

•	pursue properties or projects that ATP has evaluated or acquired.

The Employment Agreement with Mr. Bulmahn, President of ATP, provides for terms similar to those described above, except that Mr. Bulmahn’s Employment Agreement provides for a minimum target bonus opportunity of 65% of his annual base salary. Further, in the event of a change in control, Mr. Bulmahn will receive a lump sum payment equal to 2.99 times his salary, plus a pro rata incentive compensation payment determined in accordance with the Employment Agreement, immediate vesting in outstanding Restricted Stock awarded in conjunction with the Employment Agreement, and three years of continued medical, dental, life, and disability benefits for himself and eligible dependents at the same cost and under the same terms as active employees. His Employment Agreement also provides for outplacement services for one year following termination for Good Reason, termination without Cause or upon a change in control.

Potential Payments upon Termination or Change in Control

The following table presents the estimated amounts payable pursuant to the Employment Agreements to the Named Executive Officers assuming (i) termination of employment without cause or for good reason by the executive, or (ii) a change in control occurred on December 31, 2007. The actual amounts to be paid with respect to each such person can only be determined at the time of the executive’s separation from ATP. Upon the occurrence of any of the events listed in the table, or upon death or disability of the Named Executive Officer, (i) all unvested restricted shares of Common Stock previously awarded to each Named Executive Officer would vest, which would have represented, as of December 31, 2007, a value of $3,113,466, $285,854, $1,452,519, $1,101,721 and $1,038,344 for Messrs. Bulmahn, Schlief, Tate, Reese and Godwin, respectively (based on the $50.54 per share closing price for ATP’s Common Stock on the NASDAQ Global Select Market on December 31, 2007), and (ii) Mr. Bulmahn would receive outplacement services for one year, with an estimated value of $50,000. Assuming termination and a change in control occurred on December 31, 2007, Mr. Bulmahn would also be entitled to an estimated payment in the amount of $293,831, and Mr. Reese would be entitled to an estimated payment in the amount of $81,509 as compensation for amounts payable under section 4999 of the Internal Revenue Code of 1986. This estimated amount is based on a section 4999 excise tax rate of 20% and a 35% federal income tax rate. Based on the amounts in the table below, no other Named Executive Officer would have any section 4999 liability and, therefore no other Named Executive Officer would receive compensation in this regard.

Potential Payments Upon Termination

or a Change in Control

as of December 31, 2007

Name	Change in Control Lump Sum Payment (1) ($)	Termination Without Cause or for Good Reason Lump Sum Payment (1) ($)	Change in Control and Termination Without Cause or for Good Reason Benefits (2) ($)
T. Paul Bulmahn	6,825,802	604,159	41,704
Gerald W. Schlief (3)	957,599	391,192	28,854
Leland E. Tate	1,303,193	414,781	3,469
Albert L. Reese, Jr.	1,078,654	280,559	28,854
Keith R. Godwin.	1,037,410	278,346	34,894

(1)	This payment would be based on annual base salary rates for each Named Executive Officer as of December 31, 2007 and assumes no bonus payments after December 31, 2007. The above calculations do not include actual salary and bonus paid for 2007, which are set forth in the Summary Compensation Table.
(2)	Represents the aggregate estimated value of the health, dental, life and disability insurance benefits as of December 31, 2007, which would be paid monthly over a three-year period for Mr. Bulmahn and a 12-month period for the other Named Executive Officers.
(3)

Mr. Schlief retired effective December 31, 2007. His retirement did not trigger any of the above potential payments pursuant to his Employment Agreement, which terminated upon his retirement. Effective January 1, 2008, ATP entered into a Consulting Agreement with Mr. Schlief, pursuant to which he is entitled to a lump sum payment of $400,000, health care benefits for 2008, and consulting fees of $300 per hour. Outstanding equity awards for Mr. Schlief as of December 31, 2007, as reflected in the Outstanding Equity Awards At Fiscal Year End Table on page 23 of this proxy statement were not affected.

Outstanding Equity Awards

The following table presents information concerning outstanding equity awards held by the Named Executive Officers as of December 31, 2007.

Outstanding Equity Awards At Fiscal Year End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested (7) ($)
T. Paul Bulmahn (2)	—	—	—	—	61,604	3,113,466
Gerald W. Schlief (3)	10,000	10,000	20.49	May 12, 2010	5,655	285,804
Leland E. Tate (4)	20,000	20,000	20.49	May 12, 2010	28,740	1,452,520
Albert L. Reese, Jr (5)	10,000	10,000	20.49	May 12, 2010	21,799	1,101,721
Keith R. Godwin (6)	12,500	12,500	20.49	May 12, 2010	20,545	1,038,344

(1)	One-half of the options vest on each of July 1, 2008 and 2009 or 100% would vest upon a Corporate Change as defined in ATP’s 2000 Stock Plan.
(2)	These shares vest as follows: 32,500 on December 1, 2008; 14,552 on each of November 1, 2008 and November 1, 2009.
(3)	These share vest as follows: 5,656 on December 1, 2008.
(4)	These shares vest as follows: 5,740 on December 1, 2008; 5,750 on each of January 1, 2009 and January 1, 2010; and 11,500 on January 1, 2011.
(5)	These shares vest as follows: 3,799 on December 1, 2008; 4,500 on each of January 1, 2009 and January 1, 2010; and 9,000 on January 1, 2011.
(6)	These shares vest as follows: 3,545 on December 1, 2008; 4,250 on each of January 1, 2009 and January 1, 2010; and 8,500 on January 1, 2011.
(7)	Based on the closing price on the NASDAQ Global Select Market for our Common Stock on December 31, 2007 ($50.54 per share).

Stock Option Exercises and Fiscal Year-End Values

The following table contains information with respect to the value of stock awards that vested, and the number and value realized from exercised options, of the Named Executive Officers, during the year ended December 31, 2007.

Option Exercises and Stock Vested

Fiscal Year 2007

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (3) ($)
T. Paul Bulmahn (1)	0	0	61,603	3,086,136
Gerald W. Schlief (2)	0	0	5,656	251,579
Leland E. Tate (2)	0	0	5,740	255,315
Albert L. Reese, Jr. (2)	0	0	3,798	168,935
Keith R. Godwin (2)	0	0	3,545	157,682

(1)	29,103 shares vested on November 1, 2007 and 32,500 shares vested on December 1, 2007.

(2)	All of these shares vested on December 1, 2007.
(3)	Based on the closing bid price on the NASDAQ Global Select Market for our Common Stock on November 1, 2007 ($56.37 per share) and on December 1, 2007 ($44.48 per share), as applicable.

Securities Authorized for Issuance under Equity Compensation Plans

The following table includes information regarding our equity compensation plans as of the year ended December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	800,069	$33.83	1,403,278
Equity compensation plans not approved by security holders	—	—	—

	800,069		1,403,278

Compensation Committee Interlocks and Insider Participation

None of ATP’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of ATP’s Board or the Compensation Committee. No person who was an officer or employee of ATP or any of its subsidiaries in 2007, or in prior years, served as a member of ATP’s Compensation Committee in 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires ATP’s executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file reports of ownership and changes in ownership of the Common Stock with the SEC and to furnish ATP with copies of all Section 16(a) forms they file.

Based on ATP’s review of the Section 16(a) filings that have been received by ATP, ATP has determined that the following documents were filed following the date required under such section: (i) two late filings by Walter Wendlandt on Form 4 with respect to two transactions; and (ii) a late filing by Robert J. Karow on Form 4 with respect to one transaction.

Shareholder Proposals and Director Nominations

Shareholders may propose matters to be presented at future shareholders’ meetings and may also nominate persons for election as Directors. Formal procedures exist for such proposals and nominations.

Any shareholder desiring to present a proposal for inclusion in ATP’s proxy materials for the Annual Meeting of Shareholders to be held in 2009 (the “2009 Annual Meeting”) must present the proposal to the Secretary of ATP not later than December 31, 2008. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, will be included in ATP’s proxy materials for the 2009 Annual Meeting.

If a shareholder desires to nominate a director or bring a matter before an annual meeting and the proposal is submitted outside the process of Rule 14a-8, such proposal must be made in compliance with ATP’s bylaws.

ATP’s bylaws provide generally that such nomination or proposal must be delivered in writing to the Corporate Secretary of ATP at least 90 but no more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders, in order to be considered timely, subject to compliance with any other applicable provisions of ATP’s bylaws. Therefore, shareholders who wish to nominate directors or to bring business before the 2009 Annual Meeting outside of the process of Rule 14a-8 as described above must notify ATP not earlier than February 9, 2009 nor later than March 11, 2009. The chairman of the meeting may determine that any proposal for which ATP did not receive timely notice shall not be considered at the meeting. If in the discretion of such chairman any such proposal is to be considered at the meeting, the persons designated in ATP’s proxy materials shall be granted discretionary authority with respect to the untimely shareholder proposal.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by ATP under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Report of the Compensation Committee,” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) as well as the annexes to this Proxy Statement, will not be deemed incorporated unless specifically provided otherwise in such filing nor will it be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

Other Matters

The Board is not aware of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors,

ISABEL M. PLUME

Corporate Secretary

April 28, 2008

ATP Oil & Gas Corporation

Notice of Annual Meeting of Shareholders

To Be held June 9, 2008

You are cordially invited to attend the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of ATP Oil & Gas Corporation, a Texas corporation (the “Company”), which will be held on June 9, 2008 at 10:30 a.m., Central Time, at the offices of ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 203, Houston, Texas 77027.

Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy as promptly as possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

The proxy statement for our 2008 Annual Meeting of Shareholders, this proxy card, and our annual report on Form 10-K for the year ended December 31, 2007, are available on the company’s website, www.atpog.com. From the homepage, link through the “Investor Info” page to the “Proxy Materials” page. Directions to attend the meeting and vote in person are also available on our website, www.atpog.com. From the homepage, link to the “Contact ATP” page, where you will find a link to a map to our Houston office.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

ATP Oil & Gas Corporation

June 9, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. To elect three Directors to serve until the 2011 Annual Meeting of Shareholders.

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

See instructions below

NOMINEES:

Chris A. Brisack

George R. Edwards

Walter Wendlandt

to serve until 2011

to serve until 2011

to serve until 2011

2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2008.

FOR AGAINST ABSTAIN

3. To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.